United States securities and exchange commission logo





                    December 29, 2020

       Andrew D. Demott, Jr.
       Chief Financial Officer
       Superior Group of Companies, Inc.
       10055 Seminole Boulevard
       Seminole, Florida 33772-2539

                                                        Re: Superior Group of
Companies, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2019
                                                            Filed February 20,
2020
                                                            File No. 001-05869

       Dear Mr. Demott:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing